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Exhibit 10.13

Stock Option No.

BRIDGEPOINT EDUCATION, INC.,
2005 AMENDED AND RESTATED STOCK INCENTIVE PLAN
NOTICE OF STOCK OPTION GRANT

        You have been granted the following options to purchase common stock of Bridgepoint Education, Inc. (the "Company"):

Name of Optionee:
Number of Shares Granted:	Under Time Vested Options
Under Performance Vested Options
Under Exit Options
Type of Option:	☐ Incentive Stock Options
☐ Non-Statutory Stock Options
Exercise Price Per Share:	$
Date of Grant:
Vesting Commencement Date:
Expiration Date:

Vesting Schedule:

Time Vested Options	Subject to Optionee's continued Service, as defined in Section 5 herein, Optionee's Time Vested Options shall vest as to (i) 25% of the Shares underlying such Time Vested Options on the one-year anniversary of the vesting commencement date, (ii) as to an additional 2% of the Shares underlying such Time Vested Options on each monthly anniversary of the vesting commencement date over the subsequent 33-month period following such one-year anniversary of the vesting commencement date, and (iii) an additional 3% of the Shares underlying such Time Vested Options on each of the 46th, 47th and 48th monthly anniversary of the vesting commencement date; provided, however, in the event that Optionee's Service is terminated by the Company without Cause or as a result of his or her death or Disability, on the date of such termination, an additional number of Time Vested Options shall vest equal to the number of Time Vested Options that would otherwise have vested (solely as a result of the passage of time) within the 12-month period immediately following the date of such termination.
Performance Vested Options
Except as provided in Section 21 herein, for each fiscal year of the Company beginning with fiscal year 2008 and ending with fiscal year 2011, 25% of the Shares underlying the Performance Vested Options granted to Optionee shall be eligible to become vested and exercisable, to the extent that the Company's actual performance for any fiscal year results in achievement of the Annual Performance Targets for such fiscal year. If in any fiscal year that either the Annual EBITDA Target or the Annual Revenue Target is not achieved (a "Missed Fiscal Year"), but in any subsequent fiscal year the Company's cumulative EBITDA and revenue performance from and including fiscal year 2008 results in achievement of the Cumulative Performance Targets, Performance Vested Options otherwise eligible to vest during the Missed Fiscal Year(s) shall vest. All Performance Vested Options which have not vested in accordance with this paragraph shall expire as of Optionee's termination of Service, as defined in Section 5 herein; provided, however, if Optionee's termination of Service is as a result of his or her death or Disability, notwithstanding Section 5 herein, the Performance Vested Options eligible to vest in the fiscal year in which such termination occurs shall remain outstanding until such time that achievement of the Annual Performance Targets is determined, and to the extent achieved, such Performance Vested Options shall vest as if Optionee had remained in Service through the date of such determination, and for purposes of Section 5 herein, with respect to such Performance Vested Options only, the date of termination of Service shall be deemed to be the applicable vesting date.

Definitions for Performance Vested Options	"Annual EBITDA Target" means: (a) for fiscal year 2008, $5,880,000 or greater; (b) for fiscal year 2009, $19,921,000 or greater; (c) for fiscal year 2010, [***]; and (d) for fiscal year 2011, [***]
"Annual Performance Targets" means, collectively, the Annual EBITDA Target and the Annual Revenue Target.
"Annual Revenue Target" means: (a) for fiscal year 2008, $49,000,000; (b) for fiscal year 2009, $201,942,000; (c) for fiscal year 2010, [***]; and (d) for fiscal year 2011, [***]

"Cumulative EBITDA Target" means:
    (a) for fiscal year 2008, $5,880,000 or greater;
    (b) for fiscal year 2009, $25,801,000 or greater;
    (c) for fiscal year 2010, [***]; and
(d) for fiscal year 2011, [***]
"Cumulative Performance Targets" means, collectively, the Cumulative EBITDA Target and the Cumulative Revenue Target.
"Cumulative Revenue Target" means: (a) for fiscal year 2008, $49,000,000; (b) for fiscal year 2009, $250,942,000; (c) for fiscal year 2010, [***]; and (d) for fiscal year 2011, [***]

"EBITDA" means, net income plus, without duplication and to the extent deducted in determining such consolidated net income, the sum of (i) consolidated interest expense (net of any interest income), (ii) consolidated provisions for taxes based on income, profits or capital and commercial activity (or similar taxes) for such period, (iii) all amounts attributable to depreciation and amortization for such period, in each case, determined in accordance with Generally Accepted Accounting Principles.

"Revenue" means, the sum of all net student tuition (excluding non-cash scholarships awards), matriculation fees, room and board and other charges recognized in accordance with Generally Accepted Accounting Principles.

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

Exit Options	Subject to Optionee's continued Service, as defined in Section 5 herein, through the date of an Exit Event, and provided that the Exit Factor is equal to or in excess of four, a number of Optionee's Exit Options shall vest on such Exit Event equal to the aggregate number of Shares underlying such Exit Options multiplied by the Warburg Exit Percentage. All Exit Options which have not otherwise vested in connection with a Change of Control due to the fact that the Exit Factor is not equal to or in excess of four (or have previously vested upon a prior Exit Event) shall expire as of the date of such Change in Control. All Exit Options which have not vested in accordance with this paragraph shall expire as of the date of Optionee's termination of Service.
Definitions for Exit Options
"Change in Control" means: (i) a change in ownership or control of the Company effected through a transaction or series of related transactions (other than an offering of Company's securities to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than an Affiliate of the Company or the Warburg Investors, directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company's securities outstanding immediately after such acquisition; or (ii) the sale or conveyance of all or substantially all of the assets of the Company to a person who is not an Affiliate of the Company or the Warburg Investors.
"Exit Event" means a Change in Control or a Liquidity Event, as applicable.

"Exit Factor" means, with respect to any Exit Event, a fraction, the numerator of which is equal to the aggregate proceeds received by the Warburg Investors in connection with such Exit Event, excluding any amounts received as a result of the liquidation preference associated with such equity securities, if any, and the denominator of which is equal to the Warburg Exit Percentage multiplied by the aggregate purchase price paid by the Warburg Investors in connection with their purchase of equity in the Company.

"Liquidity Event" means the sale by the Warburg Investors of any portion of their equity securities of the Company to another person or group (other than any Warburg Investor or any Affiliate thereof) in which the Warburg Investors receive cash or marketable securities, and which does not otherwise constitute a Change in Control.

"Warburg Exit Percentage" means:
(a) in the case of a Liquidity Event, a percentage equal to 100 multiplied by the quotient of
(i) the aggregate amount of equity securities of the Company that the Warburg Investors sell in connection with such Liquidity Event (determined on a fully diluted basis), divided by

(ii) the aggregate amount of equity securities of the Company acquired by the Warburg Investors in connection with their purchase of equity in the Company, in each case, as adjusted for changes in capitalization; and

(b) in the case of a Change in Control, 100% less the sum of each Warburg Exit Percentage applicable to any Liquidity Event occurring prior to such Change in Control.

        By your signature and the signature of the Company's representative below, you and the Company agree that these options are granted under and governed by the terms and conditions of this Notice of Stock Option Grant, the Stock Option Agreement, and the Bridgepoint Education, Inc. 2005 Stock Incentive Plan, both of which are attached to and made a part of this document.

OPTIONEE	BRIDGEPOINT EDUCATION, INC.
By:
Print Name	Title:
Social Security Number

BRIDGEPOINT EDUCATION, INC.
AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT

        1.    Definitions.    Unless otherwise defined herein, the terms defined in the Bridgepoint Education, Inc. Amended and Restated 2005 Stock Incentive Plan (the "Plan") shall have the same defined meanings in this Stock Option Agreement.

        2.    Grant of Options.    Pursuant to the terms and conditions set forth in the Notice of Stock Option Grant attached hereto, this Agreement, and the Plan, Bridgepoint Education, Inc. (the "Company") grants to the optionee named in the Notice of Stock Option Grant ("Optionee") on the date of grant set forth in the Notice of Stock Option Grant ("Date of Grant") the options to purchase, at the exercise price set forth in the Notice of Stock Option Grant ("Exercise Price"), the number of Shares set forth in the Notice of Stock Option Grant. These options are intended to be Incentive Stock Options or Non-Statutory Stock Options, as provided in the Notice of Stock Option Grant.

        3.    Exercise of Options.    Subject to the other conditions set forth in this Agreement, all or part of these options may be exercised prior to their expiration at the time or times set forth in the Notice of Stock Option Grant; provided, however, the Optionee shall cease vesting in these options on the Optionee's Termination Date. These options may also become exercisable in accordance with Section 21 below.

        4.    Expiration of Options.    Subject to the provisions of Section 5 hereof, these option shall expire and all rights to purchase Shares hereunder shall cease on the date set forth in the Notice of Stock Option Grant ("Expiration Date").

        5.    Termination of Options.    In the event that the Optionee's Service terminates for any reason other than due to a Disability, death, or Cause, these options shall expire on the date that is three months following the Optionee's Termination Date, unless these options would expire pursuant to Section 4 at an earlier date in which case these options will expire on the earlier Expiration Date. In the event that the Optionee's Service terminates due to a Disability, these options shall expire on the date that is 12 months following the Optionee's Termination Date, unless these options would expire pursuant to Section 4 at an earlier date in which case these options will expire on the earlier Expiration Date. In the event that the Optionee should die while in Service, these options shall expire on the date that is 12 months after the Optionee's death, unless these options would expire pursuant to Section 4 at an earlier date in which case these options will expire on the earlier Expiration Date. In the event that the Optionee's Service terminates for Cause, these options shall terminate on the Termination Date.

        6.    Non-transferability of Options.    These options shall be non-transferable by the Optionee other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Optionee only by the Optionee, or as to Non-Statutory Stock Options also, by the Optionee's guardian or legal representative. After the death of the Optionee, these options may be exercised prior to their termination by the Optionee's legal representative, heir or legatee, to the extent permitted in the Plan. Upon any attempt to sell, transfer, assign, pledge, hypothecate or otherwise dispose of this option (a "Transfer"), or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, these options and the rights and privileges conferred hereby shall immediately become null and void. Until written notice of any permitted passage of rights under these options shall have been given to and received by the Secretary of the Company, the Company may, for all purposes, regard the Optionee as the holder of these options.

        7.    Method of Exercise.    The rights granted under this Agreement may be exercised by the Optionee, or by the person or persons to whom the Optionee's rights under this Agreement shall have passed under the provisions of Section 6 hereof, by delivering to the Company in care of its Secretary

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at the Company's principal office, written notice of the number of Shares with respect to which the rights are being exercised, accompanied by this Agreement for appropriate endorsement by the Company, such investment letter as may be required by Section 14 hereof, executed Stockholders Agreement described in Section 8 below, payment of the exercise price, and such other representations and agreements as may be required by the Administrator. The exercise price may be paid in cash, check, or consideration received by the Company under a broker assisted sale and remittance program acceptable to the Administrator.

        8.    Stockholders Agreement.    Notwithstanding any other provision of this Agreement to the contrary, the initial exercise of these options shall be further conditioned upon the execution and delivery by the Optionee and, if applicable, his/her spouse, of the Stockholders Agreement (in the form attached hereto as Exhibit A), to the extent not already a party thereto. This provision shall terminate in the event of a Qualified Public Offering.

        9.    Regulatory Compliance.    The issue and sale of Common Stock pursuant to this Agreement shall be subject to full compliance with all then applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Common Stock may be listed or traded.

        10.    Legends.    The certificates evidencing the Common Stock issued upon exercise of these options, if any, shall bear the following legend, if applicable, at the time of exercise:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT OR SUCH LAWS OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

In addition, each certificate evidencing the Common Stock issued upon exercise of these options, if any, shall be endorsed with the following legend:

    THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT BETWEEN BRIDGEPOINT EDUCATION, INC., A DELAWARE CORPORATION (THE "COMPANY"), THE HOLDER OF THE SHARES REPRESENTED BY THIS CERTIFICATE, AND CERTAIN OTHER INVESTORS. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL BUSINESS OFFICE OF THE COMPANY.

        11.    Modification and Termination.    The rights of the Optionee are subject to modification and termination in certain events, as provided in the Plan.

        12.    Withholding Tax.    As a condition to the exercise of these options, the Optionee shall make such arrangements as the Administrator may require for the satisfaction of any federal, state and local income, and employment tax withholding requirements that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Administrator may require for the satisfaction of any federal, state and local income, and employment tax withholding requirements that may arise in connection with the disposition of Shares purchased by exercising these options. The Optionee shall pay to the Company an amount equal to the withholding amount (or the Company may withhold such amount from the Optionee's salary) in cash or check. At the Administrator's election, the Optionee may pay the withholding amount with Shares (including previously vested Optioned Stock); provided, however, that payment in Stock shall be limited to the withholding amount calculated using the minimum statutory withholding rates interpreted in accordance with applicable accounting requirements, or consideration received by the Company under a broker assisted sale and remittance program acceptable to the Administrator.

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        13.    Holder of Shares.    Neither the Optionee nor the Optionee's legal representative, legatee or distributee shall be, or be deemed to be, a holder of any Shares subject to these options unless and until such person has been issued a certificate or certificates therefor. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are so issued.

        14.    Investment Covenant.    The Optionee represents and agrees that if the Optionee exercises these options in whole or in part at a time when there is not in effect under the Act, a registration statement relating to the Shares issuable upon exercise hereof and there is not available for delivery a prospectus meeting the requirements of Section 10(a)(3) of such Act, (i) the Optionee will acquire the Shares upon such exercise for the purpose of investment and not with a view to the distribution thereof, (ii) if requested by the Company, upon such exercise of these options, the Optionee will furnish to the Company an investment letter in form acceptable to it, (iii) if requested by the Company, prior to selling or offering for sale any such Shares, the Optionee will furnish the Company with an opinion of counsel satisfactory to it to the effect that such sale may lawfully be made and will furnish it with such certificates as to factual matters as it may reasonably request, and (iv) certificates representing such shares may be marked with an appropriate legend describing such conditions precedent to sale or transfer. Any person or persons entitled to exercise these options under the provision of Section 6 hereof shall furnish to the Company letters, opinions, and certificates to the same effect as would otherwise be required of the Optionee.

        15.    Nondisclosure.    Optionee acknowledges that the grant and terms of these options are confidential and may not be disclosed by Optionee to any other person, including other employees of the Company and other participants in the Plan, without the express written consent of the Company's President. Notwithstanding the foregoing, the Optionee may disclose the grant and terms of these options to the Optionee's family member, financial advisor, and attorney. Any breach of this provision will be deemed to be a material breach of this Agreement.

        16.    Governing Law.    This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Delaware.

        17.    Successors.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted successors and assigns.

        18.    Plan.    This Agreement is subject to all of the terms and provisions of the Plan, receipt of a copy of which is hereby acknowledged by the Optionee. The Optionee further acknowledges receipt of a copy of the Stockholders Agreement. The Optionee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Administrator upon any questions arising under the Plan, this Agreement, and Notice of Stock Option Grant.

        19.    Rights to Future Employment.    These options do not confer upon the Optionee any right to continue in the Service of the Company or any Affiliate, nor does it limit the right of the Company to terminate the Service of the Optionee at any time.

        20.    Market Stand-Off.    In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Act, including the Company's initial public offering, the Optionee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Agreement without the prior written consent of the Company or its underwriters. Such restriction (the "Market Stand-Off") shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed 180 days. In the event of the declaration of a stock dividend, a spin-off, a stock split, an

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adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company's outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Shares acquired under this Agreement until the end of the applicable stand-off period. The Company's underwriters shall be beneficiaries of the agreement set forth in this Section. This Section shall not apply to Shares registered in the public offering under the Act, and the Optionee shall be subject to this Section only if the directors and officers of the Company are subject to similar arrangements.

        21.    Merger, Consolidation, Reorganization, Liquidation, Etc.    If the Company shall become a party to any corporate reorganization, merger, liquidation, spinoff, or agreement for the sale of substantially all of its assets and property, the Board shall attempt to make appropriate arrangements, which shall be binding upon the Optionee, for the substitution of new options for any unexpired options then outstanding under this Agreement, or for the assumption of any such unexpired options, to the end that the Optionee's proportionate interest shall be maintained as before the occurrence of such event. If the options granted hereunder are not substituted or assumed, then (i) the Time Vested Options shall expire on the effective date of such event and the Optionee shall have 21 days prior to the expiration date to exercise these options, and the Board shall notify the Optionee of the expiration date at least 21 days prior to such date; (ii) the Exit Options shall vest to the extent provided for under the Vesting Schedule under Section 2 herein, and all Exit Options that have not otherwise vested shall expire in accordance with the Vesting Schedule; and (iii) the Performance Vested Options shall vest to the extent the applicable transaction is an Exit Event and the Exit Factor is equal to or greater than four, but otherwise shall only vest to the extent that applicable performance targets, as described in the Vesting Schedule under Section 2 herein, have been achieved, and all Performance Vested Options that have not otherwise vested shall expire on the effective date of the applicable transaction. Notwithstanding the foregoing, the Company may cancel all outstanding options effective as of the date of the applicable transaction and deliver to Optionee in lieu thereof the difference between the Fair Market Value of a Share on the date of the applicable transaction and the Exercise Price, multiplied by the number of vested Shares that Optionee would have received had Optionee exercised the Option. For purposes of the preceding sentence, Optionee shall be deemed to be vested in a Share if such Share is not subject to the Company's right to repurchase at its Exercise Price. Notwithstanding anything in this Agreement to the contrary, unless Section 280G Approval, as defined in the Plan, has been obtained, no acceleration of vesting or payment shall occur under this Agreement to the extent that such acceleration or payment would, after taking into account any other payments in the nature of compensation to which the Optionee would have a right to receive from the Company and any other Person contingent upon the occurrence of such Change in Control, result in a "parachute payment" as defined in Section 280G(b)(2) of the Code.

        22.    Entire Agreement.    The Notice of Stock Option Grant, this Agreement, and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

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  Exhibit 10.13
BRIDGEPOINT EDUCATION, INC., 2005 AMENDED AND RESTATED STOCK INCENTIVE PLAN NOTICE OF STOCK OPTION GRANT